                                                                    EXHIBIT 23.5

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Ribi ImmunoChem Research, Inc.:

We consent to the incorporation by reference of our report dated January 22, 1999, with respect to the balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form S-8 of Corixa Corporation dated October 21, 1999 related to the following Ribi ImmunoChem Research, Inc. benefit plans: 1986 Stock Option Plan, 1996 Director Option Plan and the 1996 Stock Option Plan.

KPMG LLP

Billings, Montana
October 21, 1999